CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-1448565 on Form N-1A of our report dated October 11, 2007, relating to the financial statement of SPA ETF Trust, including the SPA MARKETGRADER 40 FUND, SPA MARKETGRADER 100 FUND, SPA MARKETGRADER 200 FUND, SPA MARKETGRADER SMALL CAP100 FUND, SPA MARKETGRADER MID CAP 100 FUND and SPA MARKETGRADER LARGE CAP 100 FUND, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

October 11, 2007